Final Transcript

SHENGDA TECH: Q3 Earnings Conference Call

November 12, 20072, 2007/9:00 a.m. EST

SPEAKERS
Xiangzhi Chen

PRESENTATION
Moderator
Good day, ladies and gentlemen and welcome to the Shengda Tech Third Quarter Earnings Conference Call. My name is Lacey and I’ll be your coordinator for today’s call. At this time, all participants are in a listen-only mode. We will conduct a question and answer session towards the end of this conference. I would now like to turn the presentation over to Mr. Crocker Coulson. Please proceed.

Final Transcript
SHENGDA TECH: Q3 Earnings Conference Call
November 12, 20072, 2007/9:00 a.m. EST

C. Coulson
Thanks so much. Good morning, ladies and gentlemen and good evening to those of you who are joining us from China. I’m Crocker Coulson from CCG Elite, the company’s investor relations firm.  Welcome to Shengda Tech’s Third Quarter 2007 Conference Call.

With us today are Shengda Tech’s Chief Financial Officer, Ms. Anhui Guo, and Wendy Fu, the Vice President of Finance joining us from China. Also joining us is CCG Elite’s Mable Zhang, who will be providing translation for your questions and answers.

I’d like to remind our listeners that in this call, management’s prepared remarks contain forward-looking statements which are subject to risks and uncertainties. Management may make additional forward-looking statements in response to your questions. Therefore, the company claims the protection of the Safe Harbor forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today due to various risks including but not limited to such factors as unanticipated changes in product demand, especially in the tire and PVC industry, pricing and demand trends for the company’s chemical products, ability to attract new customers, ability to increase the products’ applications, and other information detailed from time to time in the company’s filings and future filings with the SEC. Accordingly, although Shengda Tech believes that the expectations reflected in these forward-looking statements are reasonable, there can be no assurance that these expectations will ultimately prove to be correct. In addition, any projections as the company’s future performance represent management estimates as of today, November 12, 2007. Shengda Tech assumes no obligation to update these projections in the future as market conditions change. For those you unable to listen to the entire call at this time, we are going to make a recording available via Web cast for 90 days, and you find that at Shengda Tech’s corporate Web site. I’m now going to provide the management discussion section on behalf Shengda Tech’s Chairman and CEO, Mr. Xukui Chen.

X. Chen	(Speaking Chinese)

C. Coulson
(Translation into English) Welcome, everybody, and thank you for joining Shengda Tech’s Third Quarter 2007 Conference Call. We’re very pleased to announce that in the third quarter of 2007, Shengda Tech achieved record results in all of our major financial metrics, reflecting the company’s ability to expand our market penetration while efficiently managing our internal operations.

Revenues for the quarter were a record $27.2 million, up 44.4% from the third quarter of 2006. Our gross profit was a record $9.7 million with a record gross margin of 35.6%, up 590 basis points from the third quarter of ’06. Gross margin was favorably impacted by a larger percent of revenue contribution from MPCC along with improved production efficiencies in our chemical segment. Net income was a record $7.8 million, up 62.7%, and fully diluted Earnings per Share were $0.14, up from $0.09 in the same period a year ago. These outstanding financial results are due to robust demand for our MPCC products, which were made using a technologically advanced membrane dispersion process that produces the highest quality MPCC particles available on the market. This sets us far from our competitors and allows us to pioneer higher-end markets that are currently not using MPCC.

Other MPCC producers are not able to consistently produce these true nano-size products that Shendga Tech produces. In fact, many of the competitors who refer their products with MPCC are in reality selling PCC or Precipitated Calcium Carbonate.

Over the past year, Shengda Tech has increased our MPCC production capacity from 30,000 metric tons to 130,000 metric tons. In September of 2006, we added 60,000 metric tons of MPCC capacity, which reached 100% utilization by December of 2006. In July we completed construction of another 40,000 metric tons of MPCC capacity, which was at 80% utilization at the end of the third quarter and is expected to reach 100% utilization by the end of this current month. Our expanded capacity coupled with strong demand resulted in 144.8% increase in MPCC revenues in the third quarter as compared to the prior year. In September, we began construction of another 60,000 metric tons of capacity and we expect these lines to begin production in the first quarter of 2008. Once completed, this will bring our total annual production capacity to 190,000 metric tons.

IN CONFIDENCE

Final Transcript
SHENGDA TECH: Q3 Earnings Conference Call
November 12, 20072, 2007/9:00 a.m. EST

I’m also pleased to report that about 70% of this additional capacity has been sold to our existing customers. Many of our current customers, such as Triangle Tire, have been increasing the amount of MPCC used as a filler. Several of our other customers are expanding the range of products that use MPCC. For example, Daliuon Dio Tire originally used MPCC only for their by as fly tires. But after testing sample of radial tires with MPCC, they’ve now been adding MPCC to their radio line this quarter resulting in a 25% increase in MPCC orders over the second quarter period.

We’ve also been extremely successful winning new customers and during the quarter added 12 new customers; nine of these are domestic customers including four PVC manufacturers, three tire manufacturers and two paint manufacturers, and the other three are international customers including one PVC manufacturer, one tire manufacturer and one paint manufacturer.

More and more manufacturers are recognizing the benefit that MPCC adds to their products. In tires, it is increasing the flexibility in crack resistance of the products. In PVC, manufacturers are able to increase the strength and whiteness of their products. In paint, manufacturers can enhance the product coverage adhesion and anti-oxidation properties. In addition to these benefits, our customers are able to substantially lower costs by reducing the amount of expensive components such as silica or titanium powder.

We’re very pleased with our product for us in international markets as well. We’re working actively to build our presence abroad. We’ve currently established ourselves in Southeast Asian countries such as Malaysia and Singapore. Now we are working with potential customers in Japan and South Korea to use MPCC in PVC and rubber. We’ve been asked by a major paper manufacturer in North America to work with a local university to develop using paper using our MPCC products.

As for our R&D efforts, we remain focused on improving expanding applications for this functional filler. In August, we hired a new director for our research and development center. Dr. Xiou Di Chio is a highly qualified researcher in the chemical field, specifically in new material research. He gained his PHD from the University of Southern California and is a professor at Di Jhong University, one of the premier research universities in China where he performs in-depth research in paper manufacturing. We’re very happy to have Dr. Chio join our team and feel he’s going to be instrumental in expanding our penetration in the paper industry.

In the second quarter, some of you know we began selling MPCC for use in latex gloves and we’re now focused on growing this application. In the third quarter we’ve formed a R&D team that is dedicated to researching the use of MPCC in latex. We’re now working with three domestic companies to improve MPCC functionality and use in the latex application.

We’re continuing to make progress in MPCC applications for polyethylene and polypropylene. Our estimates show that China produces about 14 million tons of polyethylene and polypropylene each year. Theoretically, MPCC can replace between 3% to 4% of this product. One of the specific polyethylene products we’re researching is MPCC for use in bioactually oriented polypropylene in film, or BOPP. As you may know, BOPP has become one of the most popular high-growth films in the world. Its uses are almost a limitless array of flexible packaging applications, pressure sensitive tapes, labels, stationary, consumer products and a wide variety of non-packaging uses. It’s rapidly replaced cellulose film in applications such as snack, confectionary and tobacco packaging. Recently, use of BOPP film has expanded in the new markets such as pasta and noodle packaging, mold labels, bakery and flour and bouquet packaging. Global production of BOPP was over 5 million tons in 2005 according to AMI Consulting.

IN CONFIDENCE

Final Transcript
SHENGDA TECH: Q3 Earnings Conference Call
November 12, 20072, 2007/9:00 a.m. EST

Now I’d like to briefly touch on our chemical business where revenues increased 4.4% during the quarter and demand remains stable. Earlier this year we upgraded our equipment use in our chemical factory resulting in operating efficiencies, which more than offset a slight decline in chemical prices during the quarter and resulted in record gross margin of 28% for this segment during the quarter.

Now it’s my pleasure to turn the presentation over to Wendy Fu who is Shengda Tech’s Vice President of Finance. Ms. Fu has 15 years experience in corporate finance and auditing in both U.S. and international corporations and will be responsible for heading up Shengda Tech’s financial reporting going forward. She’s a welcome addition to the team and we will look forward to working with her. When she’s finished with her remarks, I’ll make some concluding remarks and then we’ll open up the call to your questions. Wendy? Hello?

W. Fu	Thank you, Crocker. Can you hear me now?

C. Coulson	Yes, we’ve got you.

W. Fu
Okay. I’m very pleased to be a part of an innovative and growing company such as Shengda Tech and I look forward to talking directly with many of our investors in the future. As Crocker said earlier, our revenues for the third quarter of 2007 increased to a record $27 million, up 44% from $18 million in the third quarter of 2006. Increase in revenue is attributed to the increased capacity of MPCC production.

Our revenue … is now 48% from the MPCC segment and 51% from the chemical segment compared to 28% and 71% respectively in the third quarter of 2006. Our revenue from the MPCC segment was $30 million for the third quarter of 2007, up 144% from $5.4 million in the third quarter of 2006. Increase in year-over-year revenue is attributed to the addition of 60,000 metric tons of MPCC capacity in September of 2006 and the 40,000 metric tons … Total volume of MPCC sold during the third quarter of 2007 was 34,267 metric tons. MPCC use in tires and PVC contributed to $0.46 and near 37% of MPCC revenue respectively.

MPCC use in latex increased to 8.5% of total … revenue from 1.5% in the third quarter of 2006. MPCC use in paint, paper and … contributed to the balance of 8.4% of MPCC total MPCC revenue. Revenue from the clinical segment for the third quarter of 2007 was $40 million, up 4.4% from $30.5 million in the third quarter of 2006. Liquid ammonia and ammonia bicarbonate contributed 26% and 28% of the chemical segment of revenue activity. … and the methadone contributed 17% and 18% of the chemical segment of revenue respectively.

Our gross profit for the third quarter of 2007 increased to a record $9.7 million, up $0.73 from $5.6 million in the third quarter of 2006. Gross margin for the quarter was a record 35%, up 590 basis points from gross margin of 29% in the same period a year ago.

As Crocker mentioned earlier, our gross margin benefited from the larger percent of revenue contribution from the MPCC ... segment allowing us improve the production efficiency from our chemical segments. Gross margin for the MPCC segment was 43% compared to 36% in the same quarter a year ago. Increasing gross margin for our MPCC segment is attributed to a larger percentage of our MPCC products produced at our new Xiang factory, which has about 30% lower production cost than the older factory in Chan City. Our gross margin for the chemical segment was a record 28% compared to … in the third quarter of 2006.

…expenses for the third quarter of 2007 was $435,000, up 1.6% of revenue compared to $309,000 or 1.6% of revenue in the third quarter of 2006. … were $709,000 or 2.6% of revenue compared to $502,000 or 2.7% of revenue.

IN CONFIDENCE

Final Transcript
SHENGDA TECH: Q3 Earnings Conference Call
November 12, 20072, 2007/9:00 a.m. EST

Operating income for the third quarter of 2007 was $8.5 million, up 78% from operating income of $4.8 million in the third quarter of 2006. Operating margins for the quarter were 31% up from 25% in the same period a year ago. Our net income for the third quarter of 2007 was $7.8 million, up 62% from $4.8 million in the third quarter of 2006. Net income for the third quarter includes a tax provision of $775,000 as a tax holiday on income generated from the original MPCC … province ended on December 31, 2006. Fully diluted Earnings per Share for the third quarter of 2007 were $0.14 compared to fully diluted Earnings per Share of $0.09 in the third quarter of 2006.

Now … the balance sheet. As of September 30th, 2007 we had $41 million in cash and cash equivalents, no long-term debt and … $9 million in working capital. Our Days Sales Outstanding was 29 days compared to 27 in the second quarter of 2007. Shareholders … stood at $79 million, up from $57 million as of December 31st, 2006. We generated $29 million in cash flow from operating and … for the first nine months of 2007. Our cash flow expenditure for the full year of 2007 is expected to be $54 million of which we have already spent $16 million. Approximately $36 million of the $37 million balance is intended for the use of the construction of the additional 60,000 metric tons of MPCC capacity. We have proved again that our … balance sheet can support our continuing investment … through a combination of 15 cash resources, cash from operations and …

Over the last six months we have been actively working to improve our … as related section 404 compliance of … Act of 2002. … to have … productivity. Therefore, in the fourth quarter we expect to incur above $500,000 one-time cost related to the … 404 compliance. Our outlook for the rest of 2007 is meet or beat our year end guidance of $96 million to $98 million revenues and net income in the range of $23 million to $24 million. Now I will turn the call back to Crocker who will provide some final remark before we open up the call for questions and answers.

C. Coulson
Thanks, Wendy. I’d like to conclude by saying that we’ve made some significant strides in expanding Shengda Tech’s production capacity for MPCC this year. Demand for this product continues to be very healthy. We believe we’re rapidly becoming the dominant player in this market in China as we set the industry standard for true nano-precipitated calcium carbonate products.

Our competitive position remains strong. We’ve got the most advanced technology available combined with ready access to raw materials that allows us to maintain high gross margins. Our research and development initiatives are keeping Shengda Tech at the forefront of innovation for new MPCC applications and our high quality end products allow us to pioneer these new and growing markets.

Shengda Tech’s current customers remain committed to using our products as demonstrated by their increasing orders in an expanding range of end products that contain MPCC. We made some significant strides in expanding our customer base both domestically and internationally, specifically in Japan, South Korea and North America. We expect to continue building both our domestic and international business as more manufacturers realize the value proposition of using MPCC as an advanced functional filler in their end products.

One last note before I conclude the prepared remarks in this earnings call. Shengda Tech has made tremendous progress this year in ensuing high quality corporate governance in an effort to increase our transparency and fulfill all of our obligations to our investors. The company expects to be SOX compliant by the end of 2007. We’ve expanded our internal controls. We’ve appointed a highly qualified majority independent board of directors and we’ve enhanced communications with our shareholders in the U.S. by hiring Wendy Fu, a very talented and experienced Vice President of Finance. With that, I’d like to wrap up Mr. Chen’s remarks by thanking our shareholders for your support. Now I’m going to open up the call to any questions that you may have for Ms. Guo or Wendy Fu. Thank you.

IN CONFIDENCE

Final Transcript
SHENGDA TECH: Q3 Earnings Conference Call
November 12, 20072, 2007/9:00 a.m. EST

Moderator	Our first question comes from the line of Dan Lee with Ross Capital. Please proceed.

D. Lee
Mr. Chen, Ms. Guo and Wendy, congratulations on another strong quarter. I think that you have a pretty good pick up in your margins this quarter. Most of that seems to be from the efficiencies of the new plant. Can you talk about what was the after VAT average sales price for the MPCC products?

M. Zhang	(Question translated into Chinese).

A. Guo
For the third quarter of 2007, we saw the MPCC average selling price was about $385.00 U.S. dollars per metric ton because of the … rate between R&D and U.S. dollars. Actually, the selling price was a little bit increased in R&D, but when it was presented in the U.S., it actually decreased a little bit because of the exchange rate.

D. Lee	Yes. Can you also talk about your utilization rates for the Shengshi plant of 40,000 metric ton capacity? Is it almost like 90% utilized at this point?

M. Zhang	(Question translated into Chinese)

A. Guo	Answer: It’s about 80%.

D. Lee	80%. Okay, thanks. What month do you expect the new 60,000 metric ton capacity to come on line? How fast can you round it up?

M. Zhang	(Question translated into Chinese)

A. Guo	The … we expect the new 60,000 metric ton facility will be built up in the first quarter 2008, and then it takes about four to five months to reach the full capacity.

D. Lee	Okay. Any idea on whether it will be January or February that we’re going to expect this to go on line?

M. Zhang	(Question translated into Chinese)

A. Guo	Maybe in February.

IN CONFIDENCE

Final Transcript
SHENGDA TECH: Q3 Earnings Conference Call
November 12, 20072, 2007/9:00 a.m. EST

D. Lee
Final question running into you’re the international market business. What type of gross margin do we expect from your international clients? Do you have any targets in terms of percentage of revenue for your international business for 2008?

M. Zhang	(Question translated into Chinese)

A. Guo
So to answer your first question regarding the gross margin of international customers, we do not feel comfortable to comment to give a definite number for this. We’re actually in our first stage to develop the international market. However, if we deduct the shipping fee, the gross margin should be fairly in the same range for domestic customers.

D. Lee	Okay. Fair enough. Thank you very much. Great quarter.

Moderator	Our next question comes from the line of Mickey Strauss with Strauss Asset Management. Please proceed.

M. Strauss
Yes. I wanted to ask about the seasonality. If I understand your guidance for the fourth quarter, revenues will be down sequentially and earnings will be down quite a bit, some of which of course relates to the one-time charge. Maybe you could talk about the seasonality.

M. Zhang	(Question translated into Chinese)

A. Guo
The seasonality is not actually in this year. For MPCC there is no seasonality for sales in this chemical segment because for this year the selling price for their products are very good, so it’s kind of upset the seasonality for our chemical products.

M. Strauss	Just to be clear, the management said that they feel very confident that they’ll either meet or exceed the previous guidance. Maybe you’ll want to have Ms. Guo or Wendy clarify that point.

M. Zhang	(Question translated into Chinese)

A. Guo	The management cannot give any updates of the guidance by this time, but they are fully confident they can either reach or exceed the guidance issued earlier.

C. Coulson	Mickey, does that answer your question?

M. Strauss
Not really. I appreciate what they’ve said, but it seems to me they should update guidance. Given if they only meet guidance, they have only $0.08 in earnings in the third/fourth quarter and only have - whether it was -- revenues would be down third quarter doesn’t make sense to me.

C. Coulson
I will say that this is a subject that is discussed carefully by the board and the company is perhaps taking a conservative stance at this point given that they only recently began providing some guidance. Thank you.

IN CONFIDENCE

Final Transcript
SHENGDA TECH: Q3 Earnings Conference Call
November 12, 20072, 2007/9:00 a.m. EST

Moderator	Our next question comes from the line of Greg Allen, private investor. Please proceed.

G. Allen
Yes. Unlike the last gentleman, I’m very upbeat about your company. Congratulations on another outstanding quarter. We’re very excited about what you people are doing. Again, congratulations. My question to you is regarding the automobile industry. Are you currently or do you have any plans to incorporate the MPCC into items such as the upholstery, fan belts, break hydraulic lines, hoses and various other items that are used in the automobile industry, as well as also in the aviation industry as well?

M. Zhang	(Question translated into Chinese)

A. Guo
To answer your question, the company’s MPCC products were only used for the tires in the automotive industry. For the next step, the company hopes to apply their … product to the auto paints industry. The company will invest in the new R&D programs in the automotive industry according to the market demand. Also, for the aviation industry, the company does not have a R&D plan at this time, but there will maybe be future plans.

G. Allen
A follow up on that. Have they been making any strides with some of the major tire companies in the United States and Canada? If I understood correctly, they supply 100% of the MPCC to the tire industry in China. I believe they have a lock on that, and I was wondering if they’re getting in with any of the major companies in the United States and Canada as well.

M. Zhang	(Question being translated into Chinese)

A. Guo
In this current phase we do not have serious negotiations with the U.S. or Canada-based tire manufacturers. As we mentioned earlier, we are in negotiations with a leading North American-based paper maker, but for the tire manufacturers overseas, it’s a long-term … to apply … to their products.

G. Allen	Very good. Well listen, I want to thank you for your time. Again, congratulations on another outstanding quarter. We’re very excited about the company. We wish you the best of luck.

M. Zhang	Thank you.

C. Coulson	Thank you so much.

M. Zhang	(Translating into Chinese)

A. Guo	Yes. Thank you very much.

G. Allen	You’re welcome.

Moderator	At this time there are no questions in queue.

C. Coulson
Okay. Well, we really want to thank everyone for your interest in the company and your thoughtful questions this morning. After the call, if you have any follow up questions, feel free to contact us in the U.S. or we can also always arrange follow-up calls with the management in China. We look forward to coming back to you in a few months and reporting our progress in the fourth quarter of this year. Thank you very much. Bye.

Moderator	Thank you for your participation in today’s conference. This concludes your presentation. You may now disconnect.

IN CONFIDENCE